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Exhibit 10.02

STOCKHOLDERS AGREEMENT

        STOCKHOLDERS AGREEMENT dated as of December 12, 2005 (this "Agreement") among Whitney Information Network, Inc. (the "Company"), Prides Capital Fund I, L.P., a Delaware limited partnership, or its assignee, acting through Prides Capital Partners, LLC, a Delaware limited liability company ("Purchaser"), EduTrades, Inc. ("EduTrades") and Russell A. Whitney ("Whitney").

WITNESSETH:

        WHEREAS, pursuant to a Securities Purchase Agreement, dated as of the date hereof, between the Company, Purchaser and certain other purchasers of Company securities signatory thereto (the "Purchase Agreement"), Purchaser has agreed, subject to the terms and conditions thereof, to acquire 1,100,000 shares of common stock of the Company, no par value per share and certain warrants to purchase Common Stock;

        WHEREAS, the Company, Purchaser and certain other purchasers of Company securities signatory thereto are party to a Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"); and

        WHEREAS, the parties hereto desire to provide for certain rights and obligations and other agreements in respect of the Units (as such term is defined in the Purchase Agreement) and the management of the Company and EduTrades, all as hereinafter provided.

        NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1.    Definitions.    Capitalized terms not defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement.

ARTICLE II
RIGHTS AND OBLIGATIONS OF STOCKHOLDERS, EDUTRADES AND THE COMPANY

        Section 2.1.    Preemptive Rights.    Following the Closing, if the Company shall (other than in connection with the issuance of Common Stock or Common Stock Equivalents to employees, officers, directors, consultants or agents of the Company or any of its direct or indirect Subsidiaries with respect to any employee benefit plan, incentive award program or other compensation arrangement approved by the board of directors of the Company) (A) issue any Common Stock, (B) issue any Common Stock Equivalents or (C) enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Common Stock or Common Stock Equivalents, prior to taking any such action described in the foregoing clause (A), (B) or (C), the Company shall deliver a notice to Purchaser stating the number of Common Stock or Common Stock Equivalents proposed to be issued and the price and other material terms on which it proposes to issue such Common Stock or Common Stock Equivalents. Within fifteen (15) days after receipt of such notice, Purchaser may elect to:

          (i)    purchase that number of shares of Common Stock (or Common Stock Equivalents, as the case may be) at the same purchase price as the price for the additional Common Stock (or Common Stock Equivalents) to be issued so that, after the issuance, all of such Common Stock (or Common Stock Equivalents), together with all Common Stock (or Common Stock Equivalents) to be issued pursuant to this Section 2.1 in connection therewith, Purchaser would, in the aggregate, hold the same proportional interest of each class of outstanding Common Stock (assuming, in the case of an issuance of Common Stock Equivalents, the conversion, exercise or exchange thereof) as was held by Purchaser prior to the issuance of such class of additional Common Stock (or Common Stock Equivalents); or

          (ii)   include in such issuance such number of shares of Common Stock as Purchaser may elect, which the Company shall sell on Purchaser's behalf at the same purchase price as the price for the shares of additional Common Stock (or Common Stock Equivalents, as the case may be) to be issued.

        (b)   In the event that Purchaser exercises rights under Section 2.1(a)(ii) and following such exercise there is a change in the price or terms of the proposed issuance, then the Company shall promptly notify Purchaser of the revised price or terms and, if the price has changed at all or the other terms have changed materially, Purchaser shall have the right to rescind the exercise of its rights under Section 2.1(a)(ii) by notice to the Company within five business days of receipt of the notice from the Company.

        Section 2.2.    Right of First Offer.

        (a)   Except for transfers to Permitted Transferees, if following the Closing Whitney (or its Permitted Transferee) (the "Transferring Stockholder") desires to transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of, all or any portion of any Common Stock or any economic interest therein (including without limitation by means of any participation or swap transaction) (each, a "Transfer") all or part of its Common Stock to a third party, the Transferring Stockholder shall, at least fifteen (15) days prior to such Transfer, deliver a notice of such offer (the "Offer Notice") to Purchaser. At a minimum, the Offer Notice shall be in writing and shall contain (i) the description and number of shares of Common Stock that the Transferring Stockholder proposes to Transfer; (ii) the name and address of the proposed third party transferee; (iii) the proposed purchase price, terms of payment and other material terms and conditions of such proposed transfer; and (iv) an estimate, in the Transferring Stockholder's reasonable judgment, of the fair market value of any non-cash consideration offered by the proposed transferee. The Offer Notice shall be deemed to be an offer of the subject Common Stock to Purchaser on the same terms and conditions as proposed by such third party. Purchaser shall first have the right, but not the obligation, to purchase all, but not less than all, of the Common Stock specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder within fifteen (15) days after the delivery of the Offer Notice (the "Purchaser Election Period"). Purchaser may choose to have a designee purchase any Common Stock elected by it to be purchased hereunder, and references to Purchaser in this Section 2.2(a) shall refer to such designee as the context requires; provided that if such designee is not an Affiliate of Purchaser, references to Purchaser in this Section 2.2(a) shall not refer to such designee, and instead such designee shall only have the right, but not the obligation, to purchase all of the Common Stock specified in the Offer Notice after the application of Section 2.2(b) and only in the event that Purchaser does not elect to purchase all of the Common Stock of the Transferring Stockholder subject to the Offer Notice.

        (b)   If Purchaser has elected to purchase Common Stock from the Transferring Stockholder, the Transfer of the Common Stock shall be consummated as soon as practicable after the delivery of the election notice, but in any event within the later of (i) fifteen (15) days after the expiration of the Purchaser Election Period or (ii) ten (10) days after the receipt of all necessary regulatory approvals (including but not limited to the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable). At the closing of the purchase of such Common Stock, the Transferring Stockholder shall provide representations and warranties customary for transactions of this type, including those as to title to such securities and that there are no liens or other encumbrances on such securities (other than pursuant to this Agreement) and shall sign such stock powers and other documents as may reasonably be requested by Purchaser. In the event the Offer Notice provides for any non-cash consideration for the Common Stock, Purchaser and the Transferring Stockholder shall negotiate in good faith to determine the all-cash equivalent of the consideration proposed in the Offer Notice. Purchaser shall only be required to pay cash for the Common Stock being Transferred by the Transferring Stockholder. To the extent that Purchaser has not elected to purchase all of the Common Stock being offered, the Transferring Stockholder may, within ninety (90) days after the expiration of the Purchaser Election Period, Transfer the Common Stock to the third parties identified in the Offer Notice at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to such third parties than those specified in the Offer Notice, and such purchases shall be conditioned upon all such third parties executing a counterpart of this Agreement and such other documents as may be reasonably requested by Purchaser. In the event that such Transfer is not consummated within such time period for any reason or if the price per share or other terms of such Transfer become more favorable to such third parties identified in the Offer Notice, then the restrictions provided for herein shall again be effective, and no Transfer of such Common Stock may be made thereafter without again offering the same to Purchaser in accordance with this Section 2.2.

        (c)   For purposes of this Agreement, "Permitted Transferee" shall mean: (i) any Affiliate of Whitney (or its Permitted Transferee), (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of Whitney (or its Permitted Transferees), (iii) for estate planning purposes, any trust, the beneficiaries of which include only Permitted Transferees referred to in clause (ii) and spouses and lineal descendants of Permitted Transferees referred to in clause (ii) and (iii) a corporation or partnership, a majority of the equity of which is owned and controlled by Whitney or any Permitted Transferees referred to in clauses (i), (ii), or (iii); provided, that any such Permitted Transferee referred to in the foregoing clauses agrees in writing to be bound by the terms of this Agreement.

        Section 2.3.    Company Board.    (a) Whitney hereby agrees that it will vote all of its Common Stock, Common Stock Equivalents and any voting stock of EduTrades (together with the Common Stock and Common Stock Equivalents, "Voting Stock") owned or held of record by Whitney so as to elect (as of the Closing Date) and, during such period as this Section 2.3 is effective, to continue in office a Company Board and board of directors of EduTrades (the "EduTrades Board") that will include at least one designee of Purchaser (the "Purchaser Designee").

        (b)   The Company and EduTrades, acting through the Company Board and the EduTrades Board, respectively, each agree to (i) immediately following the Closing, in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws, elect the Purchaser Designee to such board of directors, (ii) include in its annual proxy statement (or any other solicitation of stockholder consent) the nomination and recommendation of such board of directors that the stockholders approve the re-election or appointment, as the case may be, of the Purchaser Designee to such board of directors and (iii) use its reasonable best efforts to obtain such approval.

        (c)   If at any time Purchaser shall notify the Company or EduTrades of its desire to remove, with or without cause, any Purchaser Designee, the Company or EduTrades, as the case may be, shall use its reasonable best efforts to cause the removal of such Purchaser Designee from the Company Board or the EduTrades Board, as the case may be, and Whitney shall vote all of the Voting Stock owned or held of record by Whitney so as to remove such Purchaser Designee.

        (d)   If at any time any Purchaser Designee ceases to serve on the Company Board or the EduTrades Board, as the case may be (whether by reason of death, resignation, removal or otherwise), Purchaser shall be entitled to designate a successor director to fill the vacancy created thereby, the Company and EduTrades shall use its best efforts without any undue delay to cause such successor to become a director of the Company and EduTrades, respectively, and Whitney shall vote all of the Voting Stock owned or held of record by Whitney so as to elect any such director.

        (e)   Notwithstanding the foregoing, any obligation pursuant to this Section 2.3 shall be effective following the Closing and shall terminate and be of no further force or effect at any time Purchaser and its Affiliates no longer beneficially own, directly or indirectly, five (5) percent or more of any Common Stock or Common Stock Equivalents of the Company.

        Section 2.4.    Tag Along Rights.

        (a)   If at any time following the Closing Whitney or any its Permitted Transferees (each, a "Proposed Transferor") proposes to Transfer Common Stock held by any of them to any Person (other than a Permitted Transferee pursuant to Section 2.4) (each, a "Proposed Transferee") and Purchaser elects not to exercise its right to purchase all of the Transferred Common Stock as set forth in Section 2.2, then the Proposed Transferor shall send written notice to Purchaser (together with any Affiliate of Purchaser that holds Common Stock, a "Tagging Stockholder") which shall state (i) that such Proposed Transferor and/or its Permitted Transferees desires to make such a Transfer, (ii) the identity of the Proposed Transferee and the number of shares of Common Stock proposed to be sold or otherwise transferred, (iii) the proposed purchase price per share of Common Stock to be paid and the other terms and conditions of such Transfer and (iv) the projected closing date of such Transfer, which in no event shall be prior to twenty (20) days after the giving of such written notice to the Tagging Stockholders.

        (b)   For a period of ten (10) business days after the giving of the notice pursuant to clause (a) above, the Tagging Stockholder shall have the right to sell to the Proposed Transferees in such Transfer at the same price and upon the same terms and conditions as the Proposed Transferor (which terms and conditions may include making representations or providing indemnities; provided, however, that in no event shall the Tagging Stockholder be required to make any representations or provide any indemnities (i) other than on a proportionate basis and (ii) with respect to matters relating solely to the Tagging Stockholder, such as representations as to title to Common Stock to be transferred by the Proposed Transferor) a percentage of the total number of such Common Stock proposed to be Transferred to such Proposed Transferee equal to the percentage obtained by dividing (x) the number of shares of Common Stock then held by the Tagging Stockholder by (y) the total number of shares of Common Stock then outstanding, and the number of shares of Common Stock that may be Transferred by the Proposed Transferor in such proposed Transfer shall be commensurately reduced.

        (c)   The rights of any Tagging Stockholder under Section 2.4(b) shall be exercisable by delivering written notice thereof, prior to the expiration of the time period referred to in clause (b) above, to the Proposed Transferor with a copy to the Company. The failure of the Tagging Stockholder to respond within such period to the Proposed Stockholder shall be deemed to be a waiver of the Tagging Stockholder's rights under this Section 2.4 with respect to that Transfer, so long as such Transfer takes place within a period of 120 days following the expiration of such time period.

        (d)   In the event that any Tagging Stockholder exercises rights under Section 2.4(b) and following such exercise there is a change in the price or terms of the proposed transaction between the Proposed Transferor and the Proposed Transferee, then the Proposed Transferor shall promptly notify the Tagging Stockholder of the revised price or terms and, if the price has changed at all or the other terms have changed materially, the Tagging Stockholder shall have the right to rescind the exercise of its rights under Section 2.5(b) by notice to the Proposed Transferor within five business days of receipt of the notice from the Proposed Transferor.

        Section 2.5.    Drag Along Rights.    So long as Purchaser owns at least 37.5% of the outstanding Common Stock of the Company (on a fully diluted basis) following the Closing, if Purchaser or its Affiliates proposes to sell or cause the sale of more than 50% of the Common Stock of the Company held by it to a third party in any transaction or series of related transactions, then Purchaser shall have the right to deliver a written notice (a "Buyout Notice") to Whitney which shall state (i) that Purchaser proposes to effect such transaction, (ii) the identity of the third party and the proposed purchase price per share of Common Stock to be paid and any other terms and conditions, and (iii) the projected closing date of such sale. Whitney agrees that, upon receipt of a Buyout Notice, Whitney (and its Permitted Transferees) shall be obligated to sell in such transaction the same percentage of any Common Stock held by Whitney (and its Permitted Transferees) as Purchaser and its Affiliates propose to sell upon the terms and conditions of such transaction (and otherwise take all necessary action to cause consummation of the proposed transaction); and provided, further, that in no event shall Whitney be required to make any representations or provide any indemnities other than (A) on a proportionate basis and (B) with respect to matters relating solely to Whitney (and/or its Permitted Transferees), such as representations as to title to Common Stock to be transferred by Whitney or its Permitted Transferees.

        Section 2.6.    Purchaser Veto Rights.    Following the Closing, so long as Purchaser and its Affiliates beneficially own, directly or indirectly, any Common Stock or Common Stock Equivalents of the Company, the Company shall not take (and Whitney shall not cause the Company to take) any of the following actions without the prior written approval of Purchaser:

        (a)   alter or change the rights, preferences or privileges of the Common Stock or the Warrants;

        (b)   amend the Company's Certificate of Incorporation, Bylaws or the Certificate of Designations in a manner that would adversely affect Purchaser's rights as a holder of Common Stock or Warrants;

        (c)   create (including by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Common Stock;

        (d)   provide for the payment of any dividend on, or the redemption or repurchase of any equity security that ranks junior to the Common Stock;

        (e)   enter into any transaction with any Affiliate of the Company, other than transactions that are in the ordinary course of business and are made on fair and reasonable terms no less favorable to the Company than it would obtain in a hypothetical arm's length transaction with a party who was not an Affiliate; or

        (f)    approve any liquidation, dissolution or winding up of the Company.

        Section 2.7.    Registration Rights.

        (a)   Notwithstanding Section 4 of the Registration Rights Agreement, the Company agrees that the fees and disbursements of a counsel (as such counsel is selected by Purchaser) for the Holders (as such term is defined in the Registration Rights Agreement) in connection with performance of or compliance with the Registration Rights Agreement by the Company, shall be borne by the Company, in an amount not to exceed $20,000.

        (b)   If (i) any of the registration statements required to be filed by the Company pursuant to the Registration Rights Agreement are not filed with the Commission on or prior to the date specified for such filing in the Registration Rights, as applicable, (ii) any of such required registration statements has not been declared effective by the Commission on or prior to the earlier of the date specified for such effectiveness in the Registration Rights Agreement or ninety (90) days following the Filing Date (as defined in the Registration Rights Agreement), as applicable, (the "Effectiveness Target Date"), or (iii) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within thirty business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company agrees to pay to Purchaser an amount equal to $1666 per day for each day that the Registration Default exists or continues, provided, however, that no such payment shall be due commencing on the one-year anniversary of the closing of the sale of the Registrable Securities to Purchaser. The Company shall in no event be required to pay additional interest for more than one Registration Default at any given time. All amounts owing pursuant to this Section 2.7(b) shall be paid promptly to Purchaser by the Company by wire transfer of immediately available funds or by federal funds check. Following the cure of all Registration Defaults relating to any particular shares of Registrable Securities, the accrual of such amounts with respect to such Registrable Securities will cease.

        (c)   All payment obligations of the Company set forth in the preceding Section 2.7(b) that are outstanding with respect to any Registrable Security at the time such security ceases to be a Registrable Security shall survive until such time as all such payment obligations with respect to such Registrable Security shall have been satisfied in full provided, however, that the additional payment obligations shall cease to accrue on the day immediately prior to the date such Registrable Securities cease to be Registrable Securities.

        Section 2.8.    Expenses.    Notwithstanding anything to the contrary contained in the Transaction Documents, including Section 5.2 of the Purchase Agreement, the Company agrees that it shall reimburse Purchaser for the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by Purchaser incident to the negotiation, preparation, execution, delivery and performance of this Agreement, up to $10,000.

ARTICLE III
MISCELLANEOUS

        Section 3.1.    Anti-Takeover Statutes.    The Company represents and warrants that it has taken any and all actions necessary or advisable to ensure that the consummation of the transaction contemplated by the Purchase Agreement and the other Transaction Documents will not violate any applicable state anti-takeover statute or other similar law or impose any special burdens or requirements on Purchaser.

        Section 3.2.    No Inconsistent Agreements.    The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to Purchaser in this Agreement.

        Section 3.3.    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

        Section 3.4.    No Waivers, Amendments.    (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        (b)   No amendment, modification or supplement to this Agreement shall be enforced against any party hereto unless such amendment, modification or supplement is signed by all of the parties hereto.

        (c)   Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought.

        Section 3.5.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate answerback is received or, (b) if given by overnight courier or express mail service, when delivery is confirmed or, (c) if given by any other means, when delivered at the address specified in this Section 3.5. In each case, notice shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to the Company, or to EduTrades, or to Whitney:

        c/o Chief Executive Officer

        1612 East Cape Coral Parkway

        Cape Coral, FL 33904

        with a copy to:

        Marie Code, Esq.

        1612 East Cape Coral Parkway

        Cape Coral, FL 33904

        if to Purchaser:

        Stephen Cootey

        Prides Capital Partners, LLC

        200 High Street

        Suite 700

        Boston, MA 02110

        with a copy thereof to:

        Murray A. Indick, Esq.

        Prides Capital Partners, LLC

        44 Montgomery Street,

        Suite 860

        San Francisco, CA 94104

        Section 3.6.    GOVERNING LAW; SUBMISSION TO JURISDICTION.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

        Section 3.7.    Section Headings.    The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        Section 3.8.    Entire Agreement; Most Favored Nations Treatment.    This Agreement, the Purchase Agreement, the Investor Questionnaire and the Registration Rights Agreement constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof. The Company represents and warrants all such documentation includes any agreements or understandings with any other purchaser pursuant to the Purchase Agreement or any other instrument between such purchaser and the Company (such as an additional agreement or side letter). The Company represents and warrants that it has delivered all such documentation to the Purchaser prior to the date first set forth above. To the extent the Company enters into any agreements or understandings with any other purchaser following the date first set forth above, it shall immediately notify the Purchaser and execute such appropriate documentation with the Purchaser affording the Purchaser the benefit of any such terms. In connection with such supplementary documentation and review, the Company shall bear the expenses of outside counsel to Purchaser.

        Section 3.9.    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

        Section 3.10.    Counterparts.    This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

        Section 3.11.    Assignment.    The parties hereto may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, Purchaser may assign any or all of its rights under this Agreement to any of its Affiliates.

        Section 3.12.    Enforcement; Further Assurances.    (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        (b)   The parties hereto agree to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

WHITNEY INFORMATION NETWORK, INC.
By:	/s/ NICHOLAS MATURO Name: Nicholas Maturo Title: President
PRIDES CAPITAL FUND I, L.P.
By:	/s/ MURRAY A. INDICK Name: Murray A. Indick Title: Managing Member
EDUTRADES, INC.
By:	/s/ NICHOLAS MATURO Name: Nicholas Maturo Title: Chief Executive Officer
RUSSELL A. WHITNEY
By:	/s/ RUSSELL A. WHITNEY Name: Russell A. Whitney

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STOCKHOLDERS AGREEMENT